AGREEMENT

         This Agreement ("Agreement") is entered into by and between NEWPORTX.COM, a California corporation and NASD licensed broker-dealer, with mailing address at 3972 Barranca Parkway, Ste. J644, Irvine, California 92606 ("NEX") and RushTrade.com, inc. a subsidiary of Rushmore Securities Corp, a Texas corporation and an NASD licensed broker-dealer, with mailing address at:
One Galleria Tower, 3rd Floor 13355 Noel Rd. Dallas, TX 75240 ("RSC"), with reference to the following:

         A. NEX will, on occasion, refer to RSC individuals who desire to engage in trading activities, which individuals may or may not have received a certificate of training from Online Trading Academy ("OTA").

         B. RSC desires that NEX refer such individuals to RSC, for the purpose of establishing trading accounts on behalf of the individuals, and acting as the broker-dealer for those individuals.

         C. In consideration of NEX referring qualified individuals to RSC, RSC agrees to pay to NEX certain sums, in accordance with the formulas set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. The term of this Agreement shall be for a period of three (3) years, beginning from the date this Agreement has been fully executed by all parties hereto. After the initial three (3) year term, the Agreement shall be deemed to continue on the same terms and conditions each and every year thereafter. After the initial three (3) year term, either party may give twelve
(12) months notice to the other party of its intent to terminate the Agreement.

         2.       During   the  term  of  this   Agreement,   NEX  will,   on  a
non-exclusive basis, refer to RSC individuals that have expressed an interest in trading activities.

         3. For each individual referred to RSC by NEX, if RSC chooses to establish a trading account for that individual, RSC will pay to NEX the following consideration:

                  a. Fifty percent (50%) of the "net commissions" generated by the individual (determined on a monthly basis). For the purpose of this Agreement, net commissions equals gross commissions earned less the actual cost paid by RSC to a clearing house to clear the trades of that individual.

                  b. If the individual presents RSC with a certificate provided by OTA showing that the individual has satisfactorily completed a trading course offered by OTA, RSC agrees to reimburse the individual the earned net commissions charged the individual by RSC for trading activities in an amount equal to the face value shown on the certificate. Reimbursement will be achieved by reducing trading charges that RSC charges to the individual by twenty-five percent (25%) of its regularly published commission rate for each trade, until such time as the individual has received cumulative discounts equal to the certificate amount. Upon fully crediting earned net commissions in the required sum (i.e. the face value shown on the certificate), RSC shall collect earned commissions in the normal course of business.

                  c. RSC shall aggregate the earned net commissions for each individual referred by NEX to RSC, thereby determining the total sum of earned commissions to be shared with NEX. that amount divided in two, with one-half paid to NEX within fifteen (15) days of the end of the month in which the net commissions were earned.

                  d. Payment of the required amount shall be in good funds, delivered to NEX by the time specified, at the address set forth above. Each payment shall be accompanied by an accounting from RSC, showing the name of each individual for whom payment is being made, the gross commissions generated by that individual, the cost of clearing trades charged to that individual, and reimbursement of earned commissions (if any). These reports shall provide the required information in both a monthly and month to date format. All reports shall be continuously updated and provided at least weekly, either electronically or in format that is accessible to NEX online.

         4. NEX shall have the right, no more frequently than quarterly, to have its duly authorized representative audit, during regular business hours at the offices of RSC, the reports provided with each payment, to determine the accuracy thereof (this includes, but is not limited to, the right to determine if an individual referred by NEX is a customer of RSC, the right to examine the gross commissions earned on each trade, and the right to verify the costs of clearing charged to the customer against the actual costs incurred by RSC). If, after audit, NEX determines that there is a more than negative two percent (2%) variance in the amounts due it from RSC, RSC, in addition to immediately paying the additional sums due, shall also pay for the cost of the audit. If, after audit, NEX determines that it has been overpaid by more than two percent (2%) of the amount that it is due, it will remit the overpayment to RSC or have it applied to future payments, as NEX shall, in its sole discretion, determine.

         5. To assist RSC in its reporting requirements to NEX, NEX will, no less frequently than monthly, provide RSC with the names all leads generated by NEX who were referred by NEX to RSC in the prior month. All leads will be compiled in a database to be maintained by NEX and to which RSC will have reasonable access to leads referred to it.

         6. As an inducement to enter into this Agreement, RSC represents and warrants to NEX the following:

                  a. RSC is a Texas corporation, duly authorized and lawfully conducting its business at the address indicated above.

                  b. RSC is a member in good standing with the NASD and has no regulatory restrictions on trading or otherwise. Further, it is duly licensed as a direct access Order Entry Firm (as defined in Rule 4710(f) of the NASD Rules) and will maintain all such licenses throughout the term of this Agreement.

                  c. RSC is duly registered as a broker/dealer with the United States Securities Exchange Commission and with the securities commissioners in all fifty (50) states or such states as it will identify to NEX upon negotiation of this Agreement.

                  d. RSC has the legal right to enter into this Agreement and to perform the transactions contemplated hereby. Further, this Agreement, when executed by a duly authorized officer of RSC, will be a legal, valid and binding obligation of RSC, enforceable against RSC in accordance with its terms.

                  e. RSC is not currently under investigation, nor is it subject to memorandums of understanding or cease and desist orders from any regulatory authority. Further, RSC has no reason to believe that during the term of this Agreement, it will be in violation of any laws or regulations applicable to the activities and payments of money contemplated herein.

         7. As an inducement to enter into this Agreement, NEX represents and warrants to RSC the following:

                  a. NEX is a California corporation, duly authorized and lawfully conducting its business.

                  b. NEX is a member in good standing with the NASD and has no regulatory restrictions on referring individuals to RSC and sharing commissions with RSC or otherwise.

                  c. NEX is duly registered as a broker/dealer with the United States Securities Exchange Commission.

                  d. NEX has the legal right to enter into this Agreement and to perform the transactions contemplated hereby. Further, this Agreement, when executed by a duly authorized officer of NEX, will be a legal, valid and binding obligation of NEX, enforceable against NEX in accordance with its terms.

                  e. NEX is not currently under investigation, nor is it subject to memorandums of understanding or cease and desist orders from any regulatory authority. Further, NEX has no reason to believe that during the term of this Agreement, it will be in violation of any laws or regulations applicable to the activities and payments of money contemplated herein.

         8. Each party hereto agrees to indemnify and hold the other party (including its shareholders, directors, officers, employees, agents and representatives) harmless from any and all claims for damages or liability, costs or expense (including, but not limited to reasonable attorney's fees), that may arise out of its conduct in the performance of the Agreement, except if the claim is for matters not covered by errors and omissions insurance or is the result of gross negligence or intentional wrongdoing on the part of the party seeking indemnification. The term "conduct in the performance of the Agreement" shall be deemed to include acts of commission or omission, and material breaches of any warranty or representation made as a part of this Agreement. If either party makes a claim against the other under this provision of the Agreement, it shall fully cooperate and assist the other party in defending or compromising the claims of third parties.

         9. Each party hereto agrees that all information shared with the other party, be it customer lists, financial information, or general knowledge in the conduct of its affairs, shall be deemed confidential and a trade secret of the party disclosing such information. Such information shall not be disclosed to any third party without the prior written consent of the party to whom the information belongs, subject to the right of regulatory authorities to exercise subpoena powers.

         10. Anything contained herein to the contrary notwithstanding, this Agreement shall be terminated upon the occurrence of any of the following events:

                  a. There is a breach of any representation or warranty made herein which is not cured within ten (10) days after written notice of such breach has been served on the breaching party by the non-breaching party.

                  b. Either party voluntarily or involuntarily commences a case under Title 11 of the United States Code (i.e. bankruptcy).

                  c. RSC fails to make any payment in a timely manner. For the purpose of this Agreement, the term "timely manner" means within 48 hours of the date due.

                  d. Either party violates any regulation or rule of its governing authority (including, but not limited to, the NASD and the SEC), thereby exposing the other party to liability for such violations.

                  e. There is a material breach of any covenant set forth herein.

         11. In the event of early termination, to the extent that any money is due NEX from RSC, and such money may be lawfully paid to NEX, RSC shall, as promptly as reasonably possible, pay such sum to NEX.

         12. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written understandings. This Agreement may not be modified or amended except in a writing executed by the parties hereto.

         13. All notices and other communication hereunder shall be in writing and shall be deemed given when delivered personally or when mailed by registered or certified mail, return receipt requested, or by facsimile (if there is a confirmation of such transmission) to the parties at their respective addresses given above or their general facsimile numbers (or at such other address for a party as shall be specified by notice).

         14. RSC recognizes that the services to be rendered by it under this Agreement are special, unique and of extraordinary character which gives them a peculiar value. In the event of the breach by RSC of the terms and conditions of this Agreement to be performed RSC, NEX shall be entitled to institute and prosecute arbitration proceedings under the rules and auspices of the NASD to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by RSC or to enjoin RSC from any violation of the terms of this Agreement or for or in connection with any dispute, questions or controversies arising out of or under this Agreement. RSC acknowledges that NEX will be irreparably damaged if RSC shall breach any of the terms of this Agreement and that NEX cannot be reasonably or adequately compensated in damages for any such breach. RSC agrees that an injunction may be issued in any arbitration proceeding brought hereunder, restraining any such breach by RSC and by a decree of specific performance, and that no bond or security shall be requited in connection therewith. The remedies provided herein to NEX, however, shall not be exclusive and shall be in addition to any other remedy (including, damages) that NEX may have. In addition, RSC shall be entitled to institute and prosecute arbitration proceedings against NEX under the rules and auspices of the NASD for any dispute, questions or controversies arising out of or under this Agreement.

         15.      This   Agreement   shall  be  governed  by  and  construed  in
accordance with the laws of the State of California without reference to the conflicts or choice of law provisions thereof.

         16. In the event that any provision of this Agreement conflicts with federal, state or local law, regulation or ordinance, the same shall not affect the remainder of the provisions which shall be given full effect without regard to the invalid portions.

         17. Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in fall force and effect.

         18. No waiver of any breach of any agreement provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed and extension of time for performance of any other obligations or acts.

         19. The captions, and titles of the individual sections, clauses, or provisions are for convenience only and shall not be construed to affect this agreement.



         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEWPORTX.COM                                  Rushmore curities Corp.


/s/ Eyal Shachar  01/05/02                    /s/ D.M. Rusty Moore, Jr. 12/11/01
---------------------------                   ----------------------------------
Eyal Shachar                                  D.M. Rusty Moore, Jr.
President                                     President

                                  Amendment I

This Amendment I ("Amendment") is entered into and will become a part of and attached as an amendment to the Agreement between the parties dated Dexember 11, 2001 by and between NEWPORTX.COM, a California corporation and NASD licensed broker-dealer, with mailing address at 3972 Barranca Parkway, Ste. J644, Irvine, California 92606 ("NEX") and RushTrade.com a division of Rushmore Securities Corp, a Texas corporation and an NASD member broker-dealer and Rushmore Financial group, Inc. (RFGI) both with mailing address at: One Galleria Tower, 3rd Floor 13355 Noel Rd. Dallas, TX 75240 ("RSC"), wiht reference to the following and as prescribed by Paragraph 12:

RushTrade.com, RFGI and NEX agree that for a period of Six (6) months from signing this amendment, an alternative payment method will be in place that will act in lieu of Paragraphs 3 and 3a of the Agreement dated December 11, 2001.

Paragraph 3, is to be amended as follows - For each individual referred to RSC by NEX, if RFGI/RSC chooses to acquire and establish a trading account for that individual, RFGI will pay to NEX for that acquisition the following consideration:

     a. $2000 value paid in RFGI restricted comon stock at a fixed price of $0.25 per share or 8000 shares per customer. Stock will be issued to NEX or it's assignee monthly in 80,000 shares blocks for each group of 10 Traders or acquired accounts. Any excess number of Traders over round lot of Ten (10) Traders will be rolled over into the following month.
     b. This method of payment, controlled by this Amendment, will be in affect for Six (6) months or until RFGI has acquired a complete block of 150 Trader/accounts, whichever comes first. At that time, payment for Traders will revert back to the original agreement (See Original Agreement Paragraphs 3 and 3a for reference) before the execution of this Amendment.
     c. RFGI hereby gives NEX "piggyback" registration rights on the next upcoming registration statement RFGI files with the SEC no later than May 1, 2002. When the Six (6) months end, or RFGI has acquired a complete block of 150 Trader/accounts, the parties will consider Amendment II, the intention of the parties to again replace cash payments with the acquisition of blocks of Traders by the tender of RFGI restricted common stock to NEX at the then current stock valuation at the average of the then closing price for the previous Thirty (30) days. These restricted stock shares would also have "piggyback" registration rights on the next upcoming registration statement RFGI files with the SEC but no later than 30 days from the consummation of amendment II.

     d. The Trader accounts purchased is expected to produce an average of 50 tickets per month per trader at Rush Trade's standard commission rate. Therefore the expected production for the block of 150 customers will be 7,500 tickets per month. At the end of the 6-month term of Amendment I, the trade volume production of that block of Traders/customers will be monitored for the following 30 days. Any underperformance to the minimum standard of 50 trades per month per Trader will be augmented with additional Trader accounts (customers from OTA) at no additional cost to RFGI. (Example 120 traders were acquired and produced 5600 tickets on the 30 days following the agreement end. In that event, the 400 tickets short will be replaced with 8 customers generating 50 trades per month each.)

This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written understandings. This Agreement may not be modified or amended except in a writing executed by the parties hereto. This Amendment incorporates and is considered part and parcel of the original Agreement as referenced throughout. It is understood and agreed that this Amendment is subject to the approval and ratification of the RFGI Board of Directors.

Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

The captions, and titles of the individual sections, clauses, or porvisions are for convenience only and shall not be construed to affect this agreement.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of:


This 14th Day of March 2002




NEWPORTX.COM                            Rushmore Financial Group, Inc.



/s/ Eyal Shachar                        /s/ D.M. Rusty Moore
---------------------------             ------------------------------
Eyal Shachar                            D.M. Rusty Moore
President                               CEO